SECOND AMENDMENT
TO THE
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
PLM EQUIPMENT GROWTH FUND V

This Second Amendment (“Amendment”) to the Amended and Restated Limited Partnership Agreement (“Agreement”) of PLM Equipment Growth Fund V (“Partnership”) is executed as of June 29, 2004, by its General Partner, PLM Financial Services, Inc., a Delaware corporation (“General Partner”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

RECITALS

A. The Partners entered into an Amended and Restated Limited Partnership Agreement dated as of April 6, 1990, and a First Amendment to the Amended and Restated Limited Partnership Agreement as of August 24, 2001 (collectively, the “Agreement”).

B. The General Partner now amends the Agreement, pursuant to Article XVIII, paragraph two, subsection (2), to cure an ambiguity that may exist in Section 4.04 of the Agreement regarding the use of master fiduciary accounts, all in a manner consistent with the Amended and Restated Limited Partnership Agreement of PLM Equipment Growth Fund VI dated December 20, 1991, as amended, and the Third Amended and Restated Limited Partnership Agreement of PLM Equipment Growth & Income Fund VII dated May 10, 1993, as amended.

NOW, THEREFORE, the Agreement is amended as follows:

1.   Section 4.04 is amended to read in its entirety as follows:

4.04   Bank Accounts, Funds, and Assets. The funds of the Partnership shall be deposited in such bank(s) or other financial institution(s) as the General Partner shall deem appropriate. Such funds shall be withdrawn only by the General Partner or its duly authorized agents. The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds of the Partnership, whether or not in its immediate possession or control, and it shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partner shall not commingle or permit the commingling of the funds of the Partnership with the funds of any other Person; provided, however, nothing herein shall be construed from prohibiting the General Partner from establishing master fiduciary accounts to facilitate the collection of revenues and payments of expenses so long as there shall be a separate accounting in subaccounts for all funds of the Partnership and all other Persons participating in such master fiduciary accounts, the funds of the Partnership maintained in the master fiduciary accounts shall not be lent or used to satisfy the obligation of any such other Person and such funds are appropriately protected against claims by creditors of any such other Persons; and provided, further, that the General Partner will place any funds received as mileage allowances with respect to any railcars owned by the Partnership in a separate bank account in which it shall also place mileage allowances received with respect to other railcars managed by the General Partner and its Affiliates. All such funds (whether or not attributable to the Partnership’s railcars) will be used to make payment of mileage allowances due to lessees with respect to the Partnership’s railcars and the other railcars managed by the General Partner and its Affiliates. No rebates or give-ups may be received by the General Partner, nor may the General Partner participate in any reciprocal business arrangements. No funds of the Partnership shall be invested in other equipment Programs (whether sponsored by the General Partner and its Affiliates or by others), except as otherwise provided in Section 2.20(s).

IN WITNESS WHEREOF, the General Partner has duly executed this Amendment as of June 29, 2004.

                       PLM Financial Services, Inc., a Delaware
                       corporation, the General Partner and as
                       attorney-in-fact for and on behalf of the
                       Limited Partners

                       By:_________________________________
                       Its:_________________________________
                       Name:______________________________